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                                                                     EXHIBIT 9.1

                          STOCKHOLDERS VOTING AGREEMENT
                              AND IRREVOCABLE PROXY


         AGREEMENT made this 18th day of January, 2001 by and between Alfred G. Childers, Robert J. Harvey, Luis Molina, W. Lowry Caudill, John E. & Cynthia M. Shackles, and Dacha Capital Inc. (the foregoing parties to this Agreement are hereinafter referred to as the "Stockholders").

         WHEREAS, the Stockholders are the owners in the aggregate of greater than a majority of the issued and outstanding shares of Common Stock (hereinafter referred to as the "Stock") of Cortez Development, Ltd. (hereinafter referred to as the "Company"); and

         WHEREAS, the Stockholders desire to enter into an agreement to be specifically enforceable against each of them pursuant to which they agree to vote their shares of the Stock in the manner and for the purpose specified herein.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Stockholders hereby agree as follows:

         1. Voting Agreement. Each of the Stockholders hereby agrees to vote all of the Stock now or hereafter registered in his or her name in favor of and in order to:

            (a) Elect as directors of the Company, in accordance with this Agreement or any successor directors designated in accordance with subparagraph
(b) of this paragraph 1 from the date hereof until the day immediately after the Company's 2001 annual stockholders' meeting, each of the following persons:

                1.   Luis Molina
                2.   Ron Keeney
                3.   Gilles Cloutier
                4.   Jacques Gagne
                5.   Vatche Tchakmakian

            (b) In the event any of the persons listed below cannot or will not serve as a director or ceases serving as a director of the Company for any reason whatsoever, the Stockholders agree to vote, or cause their stock to be voted, for such person as shall be designated, in writing within fifteen (15) days after the original director ceases service, by the Stockholder (or in the event of his or her death or disability, his or her executor, administrator or personal representative) whose name is set forth below opposite the name of the director who cannot or ceases serving as such:



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                                          Name of Stockholder with the Right to
Name of Director                                   Designate a Successor

1. Luis Molina                                    1. Luis Molina
2. Ron Keeney                                     2. Luis Molina
3. Gilles Cloutier                                3. Jean-Guy Lambert
4. Jacques Gagne                                  4. Jean-Guy Lambert
5. Vatche Tchakmakian                             5. Dacha Capital, Inc.

         2. Irrevocable Proxy. In order to insure the voting of the Stockholders in accordance with this Agreement, each Stockholder agrees to execute an irrevocable proxy simultaneously with the execution hereof in the form of Exhibit A attached hereto granting to Vatche Tchakmakian, or his designee, the right to vote, or to execute and deliver stockholder written consents, in respect of all Stock now owned or hereafter registered in the name of the Stockholder. It is understood and agreed that such irrevocable proxy relates solely to voting for the election of directors of the Company in accordance with this Agreement and does not constitute the grant of any rights to said proxy to vote as to any other matters.

         3. Changes in Common Stock. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the shares of the Stock held by the Stockholders by reason of any stock dividend, stock split, consolidation of shares, reclassification, or consolidation involving such shares or securities shall be deemed to be Stock for purposes of this Agreement.

         4. Representations of Stockholders. Each Stockholder hereby represents and warrants to each of the other Stockholders that (a) he or she owns and has the right to vote the number of shares of the Stock set forth opposite his or her name on Exhibit B attached hereto, (b) he or she has full power to enter into this Agreement and has not prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired to or terminated prior to the date hereof and (c) he or she will not take any action inconsistent with the purposes and provisions of this Agreement.

         5. Enforceability: Validity. Each Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of the parties hereto.

         6. Certificates. Certificates representing the stock shall secure an appropriate legend indicating that the stock is subject to this Agreement.

         7. Annual Meeting. The Stockholders shall cause the annual meeting of shareholders for 2001 to be held not later than December 2001 and shall cause the term of each such director elected at such annual meeting to continue up through December 31, 2002. If such annual meeting

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shall be later than such date, then this Agreement, and the obligations of the
Stockholders and the Proxies granted hereunder, shall continue until immediately after such annual meeting.

         8. General Provisions:

            (a) All of the covenants and agreements contained in this Agreement shall be binding upon, and enure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

            (b) This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

            (c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

            (d) This Agreement shall remain in effect until the day immediately after the Company's 2001 annual stockholders meeting, unless sooner terminated in writing by all of the parties to this Agreement.

            (e) f any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.

            (f) No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

            (g) Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of any gender shall include all genders.

            (h) This Agreements shall be binding on any subsequent holder or any of the stock.

                         [Signatures on following page]

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         IN WITNESS WHEREOF, the Stockholders have executed this Agreement as of the date first above written.

, Luis Molina, John E. & Cynthia M. Shackles, and Dacha Capital Inc. (the foregoing parties to this Agreement are hereinafter



-----------------------------------         -----------------------------------
Alfred G. Childers                          Luis Molina

-----------------------------------         -----------------------------------
Robert J. Harvey                            John E. Shackles

-----------------------------------         -----------------------------------
W. Lowry Caudill                            Cynthia M. Shackles

DACHA CAPITAL INC.

By: ________________________________
Jean-Guy Lambert, President



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